Exhibit 10.14

PATENT PURCHASE AGREEMENT

This PATENT PURCHASE AGREEMENT (this “Agreement”) is entered into, as of the Effective Date (defined below), by and between Payment Data Systems, Inc., a Nevada corporation, with an office at 12500 San Pedro, Ste 120, San Antonio, TX 78216 (“Seller”) and PCT Software Data, LLC, a Delaware limited liability company, with an address 1209 Orange Street, Wilmington, DE 19801 (“Purchaser”).  The parties hereby agree as follows:

1.

BACKGROUND

1.1

Seller owns certain provisional patent applications, patent applications, patents, and/or related foreign patents and applications.

1.2

Seller wishes to sell to Purchaser all right, title, and interest in such patents and applications and the causes of action to sue for infringement thereof and other enforcement rights.

1.3

Purchaser wishes to purchase from Seller all right, title, and interest in the Assigned Patent Rights (defined below), free and clear of any restrictions, liens, claims, and encumbrances.

2.

DEFINITIONS

“Abandoned Assets” means those specific provisional patent applications, patent applications, patents and other governmental grants or issuances listed on Exhibit C (as such list may be updated based on Purchaser’s review pursuant to paragraph 3.1).

“Assigned Patent Rights” means the Patents and the additional rights set forth in paragraph 4.2.

“Assignment Agreements” means the agreements assigning ownership of the Assigned Patent Rights and the Abandoned Assets from the inventors and/or prior owners to Seller.

“Common Interest Agreement” means an agreement, in the form set forth on Exhibit E, setting forth the terms under which Seller and Purchaser will protect certain information relating to the Patents under the common interest privilege.

“Docket” means Seller’s or its agents’ list or other means of tracking information relating to the prosecution or maintenance of the Patents throughout the world, including, without limitation, the names, addresses, email addresses, and phone numbers of prosecution counsel and agents, and information relating to deadlines, payments, and filings, which list or other means of tracking information is current as of the Effective Date.

“Effective Date” means the date set forth as the Effective Date on the signature page of this Agreement.

“Executed Assignments” means both the executed and notarized Assignment of Patent Rights in Exhibit B, the executed Assignment of Rights in Certain Assets in Exhibit C, each as signed by a duly authorized representative of Seller, and the additional documents Seller may be required to execute and deliver under paragraph 5.3.

“Live Assets” means the provisional patent applications, patent applications, and patents listed on Exhibits A and/or B (as such lists may be updated based on Purchaser’s review pursuant to paragraph 3.1).

“Patents” means, excluding the Abandoned Assets, all (a) Live Assets; (b) patents or patent applications (i) to which any of the Live Assets directly or indirectly claims priority, (ii) for which any of the Live Assets directly or indirectly forms a basis for priority, and/or (iii) that were co-owned applications that incorporate by reference, or are incorporated by reference into, the Live Assets; (c) reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, divisions, and registrations of any item in any of the foregoing categories (a) and (b); (d) foreign patents, patent applications and counterparts relating to any item in any of the foregoing categories (a) through (c), including, without limitation, certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances; and (e) any items in any of the foregoing categories (b) through (d) whether or not expressly listed as Live Assets and whether or not claims in any of the foregoing have been rejected, withdrawn, cancelled, or the like.

“Primary Warranties” means, collectively, the representations and warranties of Seller set forth in paragraphs 6.1, 6.2, 6.3, 6.4, and 6.5 hereof.

“Prosecution History Files” means all files, documents and tangible things, as those terms have been interpreted pursuant to rules and laws governing the production of documents and things, constituting, comprising or relating to the investigation, evaluation, preparation, prosecution, maintenance, defense, filing, issuance, registration, assertion or enforcement of the Patents.

“Transmitted Copy” has the meaning set forth in paragraph 8.12.

3.

TRANSMITTAL, REVIEW, CLOSING CONDITIONS AND PAYMENT

3.1

Transmittal.  Within twenty (20) calendar days following the later of the Effective Date or the date Purchaser receives a Transmitted Copy of this Agreement executed by Seller, Seller will send to Purchaser, or its legal counsel, the items identified on Exhibit D (the “Initial Deliverables”); provided, however, the Common Interest Agreement will not be required to be executed on behalf of the Seller if there are no pending patent applications included in the Patents.  Seller acknowledges and agrees that Purchaser may request, and Seller will promptly deliver to Purchaser or its legal counsel, as directed by Purchaser, additional documents based on Purchaser’s review of the Initial Deliverables (such additional documents and the Initial Deliverables are, collectively, the “Deliverables”), and that as a result of Purchaser’s review, the lists of Live Assets on Exhibits A and B and the list of Abandoned Assets on Exhibit C, may be revised by Purchaser, with mutual agreement of Seller (evidenced by one or more Executed Assignments), both before and after the Closing to conform these lists to the definition of Patents (and these revisions may therefore require the inclusion of additional provisional patent applications, patent applications, and patents on Exhibit A and B or Exhibit C).  To the extent any of the Live Assets are removed for any reason, the payment in paragraph 3.4 may be reduced by mutual agreement of the parties.  If originals of the Deliverables are not available and delivered to Purchaser prior to Closing, Seller will cause (i) such originals of the Deliverables to be sent to Purchaser or Purchaser’s representative promptly if and after such originals are located and (ii) Seller will deliver to Purchaser a declaration, executed under penalty of perjury, detailing Seller’s efforts to locate such unavailable original documents and details regarding how delivered copies were obtained.

3.2

Closing.  The closing of the sale of the Assigned Patent Rights and the assignment of the Abandoned Assets hereunder will occur when all conditions set forth in paragraph 3.3 have been satisfied or waived and the payment set forth in paragraph 3.4 is made (the “Closing”).  Purchaser and Seller will use reasonable efforts to carry out the Closing within twenty (20) calendar days following the later of the Effective Date or the date on which the last of the Deliverables was received by Purchaser.

3.3

Closing Conditions.  The following are conditions precedent to Purchaser’s obligation to make the payment in paragraph 3.4.

(a)

Signature by Seller.  Seller timely executed this Agreement and delivered an original of this Agreement to Purchaser’s representatives.

(b)

Transmittal of Documents.  Seller delivered to Purchaser all the Deliverables.

(c)

Compliance With Agreement.  Seller performed and complied in all respects with all of the obligations under this Agreement that are to be performed or complied with by it on or prior to the Closing.

(d)

Representations and Warranties True.  Purchaser is satisfied that, as of the Effective Date and as of the Closing, the representations and warranties of Seller contained in Section 6 are true and correct.

(e)

Patents Not Abandoned.  Purchaser is satisfied that, as of the Effective Date and as of the Closing, none of the assets that are included in the Patents have expired, lapsed, been abandoned, or deemed withdrawn; except Provisional Application Serial Number 60/547,696, filed on February 25, 2004 has lapsed.

(f)

Delivery of Executed Assignments.  Seller caused the Executed Assignments to be delivered to Purchaser’s representatives.

(g)

Filing of Assignment.  On or before January 16, 2008, Seller will (i) file electronically (via facsimile or submission of a .pdf file) with the United States Patent and Trademark Office the executed and witnessed Assignment of Patent Rights set forth in Exhibit H; (ii) provide confirmation of such filing to Purchaser; and (iii) deliver to Seller the original executed and witnessed Assignments of Patent Rights set forth in Exhibit H.

3.4

Payment.  At Closing, Purchaser will pay to Seller the amount of Seven Hundred Fifty Thousand U.S. Dollars (US $750,000) by wire transfer.  Prior to Closing, Seller will furnish Purchaser with all necessary information to make a wire transfer to a designated bank account of Seller.  Purchaser may record the Executed Assignments with the applicable patent offices only on or after Closing and payment of the aforementioned $750,000.

3.5

Termination and Survival.  In the event all conditions to Closing set forth in paragraph 3.3 are not met within forty-five (45) days following the Effective Date, each of Seller and Purchaser will have the right to terminate this Agreement by written notice to the other party.  Upon termination, Purchaser will return all documents delivered to Purchaser under this Section 3 to Seller.  The provisions of paragraphs 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, and 8.11 will survive any termination.

4.

TRANSFER OF PATENTS AND ADDITIONAL RIGHTS

4.1

Assignment of Patents.  Upon the Closing, Seller hereby sells, assigns, transfers, and conveys to Purchaser all right, title, and interest in and to the Assigned Patent Rights.  Seller understands and acknowledges that, if any of the Patents are assigned to Seller’s affiliates or subsidiaries, Seller may be required prior to the Closing to perform certain actions to establish that Seller is the assignee and to record such assignments.  On or before Closing, Seller will execute and deliver to Purchaser the Assignment of Patent Rights in the form set forth in Exhibit B (as may be updated based on Purchaser’s review pursuant to paragraph 3.1).

4.2

Assignment of Additional Rights.  Upon the Closing, Seller hereby also sells, assigns, transfers, and conveys to Purchaser all right, title and interest in and to all

(a)

inventions, invention disclosures, and discoveries described in any of the Patents that (i) are included in any claim in the Patents, (ii) are subject matter capable of being reduced to a patent claim in a reissue or reexamination proceedings brought on any of the Patents, and/or (iii) could have been included as a claim in any of the Patents;

(b)

rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to any of the Patents and the inventions, invention disclosures, and discoveries therein;

(c)

causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Patents and/or the rights described in subparagraph 4.2(b), including, without limitation, all causes of action and other enforcement rights for (i) damages, (ii) injunctive relief, and (iii) any other remedies of any kind for past, current and future infringement; and

(d)

rights to collect royalties or other payments under or on account of any of the Patents and/or any of the foregoing.

4.3

Assignment of Rights in Certain Assets.  Upon the Closing, Seller hereby sells, assigns, transfers, and conveys to Purchaser all of Seller’s right, title, and interest in and to the Abandoned Assets.  On or before Closing, Seller will execute and deliver to Purchaser the Assignment of Certain Rights in the form set forth in Exhibit C (as may be updated based on Purchaser’s review pursuant to paragraph 3.1).

4.4

License Back to Seller under Patents.  Upon the Closing, Purchaser hereby grants to Seller and its wholly-owned subsidiary Billx, Inc., a Delaware corporation (“Billx”), under the Patents, and for the lives thereof, a royalty-free, non-exclusive, non-sublicensable, right and license ("Seller License") to practice the methods and to make, have made, use, distribute, lease, sell, offer for sale, import, export, develop and otherwise dispose of and exploit any of Seller's or Billx's respective products covered by the Patents (“Covered Products”).  The Seller License shall apply to the reproduction and subsequent distribution of Covered Products under Seller's or Billx's respective trademarks and brands, in substantially identical form as they are distributed by the Seller or Billx (as applicable), by authorized agents of the Seller or Billx such as a distributor, replicator, VAR or OEM.  The Seller acknowledges and agrees that the Seller License is not intended to cover foundry or contract manufacturing activities that the Seller or Billx may undertake on behalf of any person that is not the Seller or Billx.  As a result, Covered Products shall exclude any products or services manufactured, produced or provided by the Seller or Billx on behalf of any person that is not the Seller or Billx (a) from designs received in substantially completed form from a source other than the Seller or Billx and (b) for resale to such person that is not the Seller or Billx (or to customers of, or as directed by, any person that is not the Seller or Billx) on essentially an exclusive basis.  The Seller License is nontransferable (by operation of law or otherwise) except as set forth in paragraph 4.5.

4.5

Limitation on Transferability of Seller License.  Seller and Billx may each transfer their respective rights under the Seller License once and only to a transferee that is either (a) the purchaser of all or substantially all of the operating assets (other than cash) of Seller or Billx (as applicable), or (b) the successor of Seller or Billx (as applicable) in connection with a merger involving the sale of all, or substantially all, of the outstanding capital stock of Seller or Billx (each of (a) and (b) a "Permitted Transferee").  In the event of such a transfer (a "Transfer"), the Covered Products will be limited to the products that had been commercially released by the transferor (i.e., Seller or Billx, as applicable) prior to the effective date of such Transfer and the merely incremental differences of such products, and the Covered Products will not include, and in no event will the Seller License extend to, any other products, processes or services of (x) a Permitted Transferee, (y) any affiliate (other than Seller or Billx) of such purchaser or successor, or (z) any other person.  Furthermore, following a Transfer, the Seller License will automatically terminate as to any Covered Products of Seller or Billx not involved in the Transfer that are substantially similar to Covered Products transferred to or acquired by a Permitted Transferee.  Seller shall, within thirty (30) days after a Transfer, provide Purchaser with written notice of such Transfer, which notice will contain: (i) the effective date of the Transfer, (j) a description of the transaction through which the Transfer occurred, and (k) detailed information regarding the respective products, processes and services of Seller or Billx (as applicable), the Permitted Transferee, and the purchasing entity (if applicable), as of the effective date of the Transfer, and the Seller License will immediately terminate, as to the proposed transferor (i.e., Seller or Billx, as applicable), in the event that Seller fails to provide such notice as and when set forth above.  The Permitted Transferee may not transfer the Seller License (by operation of law or otherwise).  The Seller License will immediately terminate upon any attempted transfer (by operation of law or otherwise) that is not in strict conformance with this paragraph 4.5, and any such attempted transfer will be void.

5.

ADDITIONAL OBLIGATIONS

5.1

Further Cooperation.

(a)

At the reasonable request of Purchaser, Seller will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgment, and recordation of other such papers, and using commercially reasonable efforts to obtain the same from the respective inventors, as necessary or desirable for fully perfecting and conveying unto Purchaser the benefit of the transactions contemplated hereby.

(b)

To the extent any attorney-client privilege or the attorney work-product doctrine applies to any portion of the Prosecution History Files and that is retained after Closing under Seller or Seller’s representatives normal document retention policy, Seller will ensure that, if any such portion of the Prosecution History File remains under Seller’s possession or control after Closing, it is not disclosed to any third party unless (a) disclosure is ordered by a court of competent jurisdiction, after all appropriate appeals to prevent disclosure have been exhausted, and (b) Seller gave Purchaser prompt notice upon learning that any third party sought or intended to seek a court order requiring the disclosure of any such portion of the Prosecution History File.  In addition, Seller will continue to prosecute, maintain, and defend the Patents at its sole expense until the Closing.

(c)

Seller will also, at the reasonable request of Purchaser after Closing, assist Purchaser in providing, and obtaining, from the respective inventors, prompt production of pertinent facts and documents, otherwise giving of testimony, execution of petitions, oaths, powers of attorney, specifications, declarations or other papers and other assistance reasonably necessary for filing patent applications, enforcement or other actions and proceedings respect to the claims under the Patents.  Purchaser shall compensate Seller for any reasonable, documented disbursements and time incurred after Closing in connection with providing assistance under this subparagraph 5.1(c) in connection with any enforcement or other infringement action regarding the Patents, under a standard billable hour rate of Seller; provided that Seller shall have furnished Purchaser an advance, written estimate of the fees and costs for such assistance and Purchaser shall have agreed in writing to pay such fees and costs.

5.2

Payment of Fees.  Seller will pay any maintenance fees, annuities, and the like due or payable on the Patents until the Closing.  For the avoidance of doubt, Seller shall pay any maintenance fees for which the fee is payable (e.g., the fee payment window opens) on or prior to the Closing even if the surcharge date or final deadline for payment of such fee would be after the Closing. Seller hereby gives Purchaser power-of-attorney to (a) execute documents in the name of Seller in order to effectuate the recordation of the transfers of any portion of the Patents in an governmental filing office in the world and (b) instruct legal counsel to take steps to pay maintenance fees and annuities that Seller declines to pay and to make filings on behalf of Seller prior to Closing and otherwise preserve the assets through Closing.

5.3

Foreign Assignments.  To the extent the Patents include non-United States patents and patent applications, Seller will deliver to Purchaser’s representatives executed documents in a form as may be required in the non-U.S jurisdiction in order to perfect the assignment to Purchaser of the non-U.S. patents and patent applications.

6.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows that, as of the Effective Date and as of the Closing:

6.1

Authority.  Seller is a company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation.  Seller has the full power and authority and has obtained all third party consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment of the Assigned Patent Rights to Purchaser.

6.2

Title and Contest.  Seller owns all right, title, and interest to the Assigned Patent Rights, including, without limitation, all right, title, and interest to sue for infringement of the Patents.  Seller has obtained and properly recorded previously executed assignments for the Patents as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction.  The Assigned Patent Rights are free and clear of all liens, claims, mortgages, security interests or other encumbrances, and restrictions.  There are no actions, suits, investigations, claims, or proceedings threatened, pending, or in progress relating in any way to the Assigned Patent Rights.  There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Assigned Patent Rights.

6.3

Existing Licenses and Obligations.  There is no obligation imposed by a standards-setting organization to license any of the Patents on particular terms or conditions.  (Seller must also check one box below and, if necessary, add appropriate Exhibit):

☒

  No licenses under the Patents have been granted or retained by Seller, any prior owners, or inventors.  After Closing, none of Seller, any prior owner, or any inventor retain any rights or interest in the Assigned Patent Rights as of Closing, except the Seller License granted in paragraph 4.4.

☐

Except for the nonexclusive licenses listed in ExhibitG, no licenses under the Patents have been granted or retained by Seller, any prior owner, or any inventor, and, after Closing, none of Seller, any prior owner, or any inventor will retain any or rights interest in the Assigned Patent Rights.  None of the licenses or rights in the Patents listed on Exhibit G is an exclusive grant or right and, except as expressly noted on ExhibitG, each such license is nontransferable and nonsublicensable.

6.4

Restrictions on Rights.  Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Assigned Patent Rights or the Abandoned Assets as a result of any prior transaction related to the Assigned Patent Rights or the Abandoned Assets.

6.5

Validity and Enforceability.  None of the Patents or the Abandoned Assets (other than Abandoned Assets for which abandonment resulted solely from unpaid fees and/or annuities) has ever been found invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of publicly available documents in the applicable patent office recorded with respect to Patents, Seller does not know of and has not received any notice or information of any kind from any source suggesting that the Patents may be invalid, unpatentable, or unenforceable.  If any of the Patents are terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in this transaction.  To the extent “small entity” fees were paid to the United States Patent and Trademark Office for any Patent, such reduced fees were then appropriate because the payor qualified to pay “small entity” fees at the time of such payment and specifically had not licensed rights in the any Patent to an entity that was not a “small entity.”

6.6

Conduct.  None of Seller, prior owner or their respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Patents or hinder their enforcement, including, without limitation, misrepresenting the Patents to a standard-setting organization.

6.7

Enforcement.  Seller has not put a third party on notice of actual or potential infringement of any of the Patents or the Abandoned Assets.  Seller has not invited any third party to enter into a license under any of the Patents or the Abandoned Assets.  Seller has not initiated any enforcement action with respect to any of the Patents or the Abandoned Assets.

6.8

Patent Office Proceedings.  None of the Patents or the Abandoned Assets has been or is currently involved in any reexamination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or threatened.

6.9

Fees.  All maintenance fees, annuities, and the like due or payable on the Patents have been timely paid.  For the avoidance of doubt, such timely payment includes payment of any maintenance fees for which the fee is payable (e.g., the fee payment window opens) even if the surcharge date or final deadline for payment of such fee would be in the future.

6.10

Abandoned Assets.  According to each applicable patent office, each of the Abandoned Assets has expired, lapsed, or been abandoned or deemed withdrawn.

7.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows that, as of the Effective Date and as of the Closing:

7.1

Purchaser is a limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation.

7.2

Purchaser has all requisite power and authority to (i) enter into, execute, and deliver this Agreement and (ii) perform fully its obligations hereunder.

8.

MISCELLANEOUS

8.1

Limitation of Liability.  EXCEPT IN THE EVENT OF BREACH OF ANY OF THE PRIMARY WARRANTIES BY SELLER OR SELLER’S INTENTIONAL MISREPRESENTATION, SELLER’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE SET FORTH IN PARAGRAPH 3.4 OF THIS AGREEMENT.  PURCHASER’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE SET FORTH IN PARAGRAPH 3.4 OF THIS AGREEMENT.  THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS ON POTENTIAL LIABILITIES SET FORTH IN THIS PARAGRAPH 8.1 WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.2

Limitation on Consequential Damages.  EXCEPT IN THE EVENT OF SELLER’S INTENTIONAL MISREPRESENTATION, NEITHER PARTY WILL HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), REPRESENTATION, STRICT LIABILITY OR PRODUCT LIABILITY), FOR COVER OR FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL, MULTIPLIED, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OR LOSS OF REVENUE, PROFIT, SAVINGS OR BUSINESS ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, EVEN IF A PARTY OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THE PARTIES ACKNOWLEDGE THAT THESE EXCLUSIONS OF POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.3

Compliance With Laws.  Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties with respect to the consummation of the transactions contemplated by this Agreement shall be subject to all laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

8.4

Confidentiality of Terms.  The parties hereto will keep the terms and existence of this Agreement and the identities of the parties hereto and their affiliates confidential and will not now or hereafter divulge any of this information to any third party except (a) with the prior written consent of the other party; (b) as otherwise may be required by law or legal process; (c) during the course of litigation, so long as the disclosure of such terms and conditions is restricted in the same manner as is the confidential information of other litigating parties; (d) in confidence to its legal counsel, accountants, banks, and financing sources and their advisors solely in connection with complying with or administering its obligations with respect to this Agreement; (e) by Purchaser, to potential purchasers or licensees of the Assigned Patent Rights or the Abandoned Assets; (f)  in order to perfect Purchaser’s interest in the Assigned Patent Rights or the Abandoned Assets with any governmental patent office (including, without limitation, recording the Executed Assignments in any governmental patent office); or (f) to enforce Purchaser’s right, title, and interest in and to the Assigned Patent Rights or the Abandoned Assets; provided that, in (b) and (c) above, (i) to the extent permitted by law, the disclosing party will use all legitimate and legal means available to minimize the disclosure to third parties, including, without limitation, seeking a confidential treatment request or protective order whenever appropriate or available; and (ii) the disclosing party will provide the other party with at least ten (10) days’ prior written notice of such disclosure.  Without limiting the foregoing, Seller will cause its agents involved in this transaction to abide by the terms of this paragraph, including, without limitation, ensuring that such agents do not disclose or otherwise publicize the existence of this transaction with actual or potential clients in marketing materials, or industry conferences.

8.5

Governing Law; Venue/Jurisdiction.  This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Delaware, without reference to its choice of law principles to the contrary.  Seller will not commence or prosecute any action, suit, proceeding or claim arising under or by reason of this Agreement other than in the state or federal courts located in Delaware.  Seller irrevocably consents to the jurisdiction and venue of the courts identified in the preceding sentence in connection with any action, suit, proceeding, or claim arising under or by reason of this Agreement.

8.6

Notices.  All notices given hereunder will be given in writing (in English or with an English translation), will refer to Purchaser and to this Agreement and will be delivered to the address set forth below by (i) personally delivery, (ii) delivery postage prepaid by an internationally-recognized express courier service:

If to Purchaser	If to Seller
PCT Software Data, LLC 1209 Orange Street Wilmington, DE 19801 Attn: Managing Director	Payment Data Systems, Inc. 12500 San Pedro, Ste 120 San Antonio, TX 78216 Attn: Louis Hoch, President

Notices are deemed given on (a) the date of receipt if delivered personally or by express courier or (b) if delivery is refused, the date of refusal.  Notice given in any other manner will be deemed to have been given only if and when received at the address of the person to be notified.  Either party may from time to time change its address for notices under this Agreement by giving the other party written notice of such change in accordance with this paragraph.

8.7

Relationship of Parties.  The parties hereto are independent contractors.  Nothing in this Agreement will be construed to create a partnership, joint venture, franchise, fiduciary, employment or agency relationship between the parties.  Neither party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.

8.8

Equitable Relief.  Seller acknowledges and agrees that damages alone would be insufficient to compensate Purchaser for a breach by Seller of this Agreement and that irreparable harm would result from a breach of this Agreement.  Seller hereby consents to the entering of an order for injunctive relief to prevent a breach or further breach, and the entering of an order for specific performance to compel performance of any obligations under this Agreement.

8.9

Severability.  If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the original objective.

8.10

Waiver.  Failure by either party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.

8.11

Miscellaneous.  This Agreement, including its exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions.  Neither of the parties will be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein.  The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  This Agreement is not intended to confer any right or benefit on any third party (including, but not limited to, any employee or beneficiary of any party), and no action may be commenced or prosecuted against a party by any third party claiming as a third-party beneficiary of this Agreement or any of the transactions contemplated by this Agreement.  No oral explanation or oral information by either party hereto will alter the meaning or interpretation of this Agreement.  No amendments or modifications will be effective unless in a writing signed by authorized representatives of both parties.  The terms and conditions of this Agreement will prevail notwithstanding any different, conflicting or additional terms and conditions that may appear on any letter, email or other communication or other writing not expressly incorporated into this Agreement.  The following exhibits are attached hereto and incorporated herein:  Exhibit A (entitled “Patents to be Assigned”); Exhibit B (entitled “Assignment of Patent Rights”); Exhibit C (entitled “Assignment of Rights in Certain Assets”); Exhibit D (entitled “List of Initial Deliverables”); and Exhibit E (entitled “Common Interest Agreement”).

8.12

Counterparts; Electronic Signature; Delivery Mechanics.  This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument.  Each party will execute and promptly deliver to the other parties a copy of this Agreement bearing the original signature.  Prior to such delivery, in order to expedite the process of entering into this Agreement, the parties acknowledge that a Transmitted Copy of this Agreement will be deemed an original document.  “Transmitted Copy” means a copy bearing a signature of a party that is reproduced or transmitted via email of a .pdf file, photocopy, facsimile, or other process of complete and accurate reproduction and transmission.

8.12

Publicity and SEC Reporting.  Seller may make one public announcement contemporaneously with the Closing, which announcements will be substantially of the form set forth in Exhibit F.  Seller shall submit any such proposed announcement to Purchaser at least five (5) business days prior to its making such an announcement for Purchaser’s review and approval, which approval shall not be unreasonably withheld by Purchaser so long as such proposed announcement substantially conforms to Exhibit F.  [After the Effective Date, Seller shall have the right to file the statement set forth on Exhibit F with Seller’s 8K filing with the Securities Exchange Commission (“SEC”).  Seller and Purchaser agree that Seller shall not file this Agreement with the SEC unless the SEC informs Seller in writing that Seller is required by law to file this Agreement with the SEC.  If Seller receives such notice from the SEC, then Seller will include only those portions of this Agreement that are required to be filed with the SEC pursuant to applicable laws and regulations; provided, however, that in no event shall Seller disclose paragraph 3.4.]

In witness whereof, intending to be legally bound, the parties have executed this Patent Purchase Agreement as of the Effective Date.

SELLER:		PURCHASER:

PAYMENT DATA SYSTEMS, INC.		PCT SOFTWARE DATA, LLC

By:	/s/Louis A. Hoch	By:	/s/Jeff Kern

Name:	Louis A. Hoch	Name:	Jeff Kern

Title:	President & COO	Title:	Authorized Person

Effective Date:  January 11, 2008